Ex-99.(p)(27)

Code of Ethics

13th May 2010

Code of Ethics

Contents

1.	Personal Dealing Procedures	4

2.	Insider Dealing	10

3.	Gifts and Entertainment	14

4.	Outside Activities	17

Appendices		18

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Purpose of the Code of Ethics

Genesis’s principal business activity is to act as investment manager or adviser to institutional clients. The activities of Genesis individuals in managing their own investments, therefore, may involve conflicts of interest with client activity. The Code of Ethics exists to help Genesis and individuals to manage those conflicts to ensure that neither Genesis nor the individual can be criticised for any actual or perceived conflict of interest.

The following general fiduciary principles shall govern investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of clients must be placed first at all times;

•

All personal securities transactions must be consistent with this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	An individual must comply with applicable U.S. federal securities law.

As part of an individual’s contract of employment with Genesis, employees undertake to comply with these procedures.

Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice.

However, this Code does not attempt to identify all possible conflicts of interest and literal compliance with specific provisions will not necessarily protect an individual from scrutiny or liability for personal trading or other conduct that violates a fiduciary duty to Genesis clients.

References herein:

Martyn Ryan is Genesis’ Chief Compliance Officer (CCO). Marguerite Mills serves as General Counsel (GC).

References herein to the ‘Compliance Officer (CO)’ does not refer to one individual and shall include: the CCO, GC or any member of the Legal and Regulatory or Compliance and Assurance department.

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1.	Personal Dealing Procedures

As part of your contract of employment with Genesis, you undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice on the grounds of “Gross Misconduct”.

1.1	Which Securities are Covered?

“Covered Securities” includes all securities, derivatives, bank debt, trade claims and similar investments unless specifically excluded below. Covered Securities include, without limitation, the following:

•	Debt and equity securities (whether or not such securities are public or private) including holdings in non-U.S. pooled vehicles;

•	Options on securities, indices, or currencies; and

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds) and interests in investment clubs.

The term “Covered Securities” does not include the following:

•	Direct obligations issued by the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Investments in currencies (excluding options thereon);

•	Shares issued by money market funds; and

•	Shares of open-ended U.S. registered mutual funds other than:

(i)	ETFs;

(ii)	mutual funds advised or sub-advised by Genesis.

A “Restricted Security” is any security issued by a company within the Genesis emerging markets universe (including GCC countries) and any contract or instrument which is the functional equivalent of a position in such security. A Restricted Security also includes, without limitation, any Covered Security that:

(a)	is issued by an entity that appears on Genesis’ Restricted List which is maintained in the Common directory (generally this would include any securities for which trading is prohibited based on Genesis’ possession or potential possession of inside information);

(b)	is issued by a pooled vehicle managed by Genesis (other than as provided below);

(c)	is issued by Affiliated Managers Group, Inc.

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A “Restricted Security” is not intended to include funds, ETFs or trackers on a basket of emerging market securities, indexes, exchanges or currencies provided such securities are: (i) listed; (ii) managed by a non-Genesis entity; and, (iii) generally available to the public.

A “Restricted Security” is also not intended to include non-corporate issued, EM bonds (i.e. sovereign or government linked EM bonds).

1.2	Who is Covered by the Code of Ethics?

A Supervised Person as used herein shall refer to (i) each Genesis partner and employee; (ii) each member of the Guernsey Operating Committee; and (iii) those other individuals as designated in writing by the CCO.

“Access Persons” are a subset of these Supervised Persons and shall include (i) each Genesis partner and employee; (ii) those other individuals as designated in writing by the CCO. (Access Persons are subject to all the requirements of Supervised Persons and to those additional requirements for Access Persons as noted herein.)

The Personal Account Dealing requirements set forth herein apply to “Personal Accounts” beneficially owned by Supervised Persons or their “Immediate Family Members” (as such terms are defined in Appendix 1).

Any questions regarding the application of these terms should be referred to the Legal and Regulatory Department.

1.3	Personal Transactions in Restricted Securities

1.3.1	Access Persons

Access Persons and their Immediate Family Members are prohibited from engaging in any transaction for their personal account in Restricted Securities.

Specific exceptions may be granted by the CCO or GC on a case by case basis.

1.3.2	Supervised Persons

Supervised Persons who are not also Access Persons (i.e. non-executive members of the Guernsey Operating Committee) and their Immediate Family Members are prohibited from transactions in Restricted Securities for their personal account if:

(i)	the Supervised Person knew or, in the ordinary course of fulfilling his duties, should have known (as determined by the CCO) that during the 15 day period immediately before or after his transaction, such security was traded or considered for trade in a Genesis client account; or,

(ii)	the security is on the Genesis’ Restricted List.

1.3.3	Exceptions

a) Sales of Restricted Securities held by Access Persons or their Immediate Family on 12th May 2010

If an Access Person determines to sell a Restricted Security which was held on 12th May 2010, the prior written approval of the CO is required. Prior approval must be sought using the PA Dealing Request Sell Form (Appendix 2).

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An approval to sell will be valid for 24 hours unless otherwise agreed with the CO. If a deal is not executed within that time, then a further request should be made for approval.

No purchase of Restricted Securities (or renewal/rollover in the case of spread bets or options) held on 12th May 2010 will be permitted unless an exception is granted pursuant to Section 1.3.1.

b)	Corporate Actions etc.

The prohibition set forth in 1.3.1 above shall not apply to the exercise of rights by an issuer of Restricted Securities pro rata to all holders of a class of shares, or the acquisition of shares through stock dividends, dividend reinvestments, stock splits, mergers or similar corporate actions generally applicable to all holders of such shares.

c)	Genesis Emerging Markets Fund Limited (GEMF) shares

GEMF shares held by Access Persons which were granted by Genesis may be sold by such staff member upon completion of the Share Sell Form (Appendix 3) and the steps outlined therein.

All other personal transactions in GEMF shares are subject to Section 1.3.1.

d)	Other Genesis Funds

Provided they are eligible, Access Persons may purchase or sell interests in the Genesis Emerging Markets Opportunities Fund Limited (SCP), Genesis Emerging Markets Opportunities Fund Limited II (Russia), Genesis Emerging Markets Opportunities Fund Limited III (Africa) and the Genesis Emerging Markets Opportunities Fund plc (ASEAN); however, the written consent (which may be in the form of an email or their assistance in instructing the transaction) of the CCO or GC must be obtained prior to such transaction.

1.4	Other Restrictions

1.4.1	Short Term Trading

An Access Person (and Immediate Family Members) shall not profit from the purchase and sale, or sale and purchase, of any Covered Security within 60 days. Exceptional circumstances may be brought to the attention of the CO and an exemption may be sought.

1.4.2 Initial	Public Offerings

Supervised Persons (and Immediate Family Members) are prohibited from acquiring any Beneficial Ownership in any Covered Security issued in connection with an initial public offering.

The CCO or GC will not likely grant any exceptions for investments in initial public offerings unless:

(a)	the offering is part of a “spin-off” or similar offering and the Supervised Person’s ability to participate is the direct result of the Supervised Person’s ownership of the shares of the parent company, or,

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(b)	a “demutualization” or similar transaction of a mutual bank, insurance company or similar issuer occurs, provided that;

(i)	the Supervised Person’s ability to participate is the direct result of the Supervised Person’s ownership of insurance policies or deposits issued or maintained by the issuer and;

(ii)	the allocation of shares available for acquisition by the Supervised Person is based on the Supervised Person’s ownership of these policies or deposits.

1.4.3	Limited Offerings

Participation in a limited offering (e.g. private placement) by a Supervised Person (and Immediate Family Members) in any Covered Security requires the prior written approval of the CCO or GC.

1.4.4	After-Hours Trading

No Supervised Person shall be entitled to purchase or sell shares of any mutual fund for which Genesis acts as investment advisor or sub-advisor at any time following the close of the market on which such shares are traded.

1.4.5	US Mutual Funds

No Supervised Person shall engage in the purchase or sale of any shares of any registered mutual funds for which Genesis acts as investment advisor or sub-advisor.

1.5	Choice of Broker

All personal dealings in Covered Securities may be transacted through a broker of the individual’s choice. The broker’s name and in whose name the account is maintained should be disclosed as part of the reporting requirements set forth in Section 1.7 below (if such information is not contained on the trade confirmation or account statements as provided).

1.6	Broker Confirmations

Access Persons must arrange for a duplicate trade confirmation for transactions in all Covered Securities (or similar evidence of the transaction) to be delivered to the Legal and Regulatory department within 10 business days of execution. Such period may be extended at the discretion of the CO.

1.7	Initial, Quarterly and Annual Holdings Reports

Each Supervised Person must submit to the Legal and Regulatory department initial, quarterly and annual holdings reports disclosing:

(a)	Covered Securities in which the Supervised Person or his or her Immediate Family Members have any Beneficial Ownership or direct or indirect investment authority; and,

(b)	the name of the broker, dealer or bank with which the Supervised Person maintains an account in which any Covered Securities are held for his direct or indirect benefit (each, a “Holdings Report”).

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Every Supervised Person must submit a Holdings Report, within the following time frames:

•

No later than 10 days after becoming an Supervised Person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Supervised Person;

•	No later than 30 days after the end of each calendar quarter; with respect to transactions during such quarter;

•	Once each year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

A Supervised Person may elect to have his initial and subsequent trades input into the confidential database maintained by the Legal department and the GC will prepare the quarterly and annual reports for approval by the Supervised Person based on the information provided.

Such reports shall be reviewed by the CO. The CO will produce a report for the Operating Committee (no less than annually) which shall include any issues arising under the Code including but not limited to material violations under this Code of Ethics and any sanctions imposed as a result thereof.

With respect to Supervised Persons who are not also Access Persons (i.e. non-executive members of the Guernsey Operating Committee), reports pursuant to this Section 1.7 will be maintained by the Guernsey Compliance Officer (currently Tim Davison of the Heritage Group).

1.8	Declaration

An initial and annual declaration is required from each Supervised Person. Through this declaration, each Supervised Person confirms among other things that:

(a)	All relevant dealings have been notified to the Legal and Regulatory Department; and

(b)	Where applicable, any trusts that have been established and which have been notified as being non-discretionary, remain so and that the Supervised Person employee does not have the capacity to recommend or influence.

As and when the Code of Ethics is amended, the CO will circulate the amended Code and bring material changes to the attention of Supervised Persons. A written acknowledgement that Supervised Persons have received, read and understood the amendments will be required for all substantive changes.

1.9	Reporting of Violations

If a Supervised Person becomes aware of any violation of the Code of Ethics, the individual is required to report such violation to the CO promptly. It is Genesis’s policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of this Code of Ethics.

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1.10	Maintenance of Records

The CO will retain the following records:

•	A copy of the completed PA Dealing Request Forms including reasons supporting the purchase of securities in limited offerings or IPOs

•	Broker confirmations

•	Initial, Quarterly and Annual holding Reports

•	Annual declarations from Supervised Persons

•	A copy of the Code of Ethics that is in effect or within the past five years was in effect

•	Records of violations of the Code and action taken as a result of such action

•	A record of all written acknowledgements of receipt of the Code and material amendments for all persons who are or within the past five years were employees.

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2.	Insider Dealing

2.1	Introduction

Genesis’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws. In particular, it is Genesis’s policy that no employee should knowingly trade in securities on the basis of material, non-public information. This is sometimes referred to as “insider trading”.

This Section constitutes Genesis’s Statement of Policies and Procedures on Insider Dealing (the “Statement”) and is issued in response to legislative and regulatory initiatives and activities.

In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) was enacted into US law. The Act is designed to add to the enforcement of securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the laws by trading on material, non-public information. The Act also imposes on broker-dealers and investment advisers the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. In addition, in recent years insider trading has become a top enforcement priority of the SEC and the United States Attorneys. As a result of insider trading violations, both the firm and the employee(s) involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecutions.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or to deal with or through a professional intermediary or by acting himself as a professional intermediary.

2.2	Purpose of Statement

The purpose of this statement is to explain:

i)	the general legal prohibitions regarding insider trading;

ii)	the meaning of the key concepts underlying the prohibition;

iii)	the sanctions for insider trading and expanded liability for controlling persons; and

iv)	your obligations in the event you learn of material, non-public information. This Statement is intended to cover both the US and UK prohibition on insider dealing.

2.3	Applicability

This Statement applies to all Supervised Persons as set forth in the Code of Ethics and whether they deal for client account or their personal account.

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2.4	The Basic Insider Trading Prohibition

In general, the “insider trading” legislation and the related rules prohibit any person from:

•	trading while in possession of material, non-public information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities,

in breach of a duty of trust or confidence owed by that person directly or indirectly to the issuer.

In addition, an SEC rule prohibits an individual from trading while in possession of material, non-public information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with Chinese Wall procedures.

Although Genesis has a fiduciary relationship with its clients, Genesis has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

2.5	Basic Concepts

The Act does not specifically define insider trading. However, US federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, non-public information or communicating (“tipping”) such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to the shareholders or some other duty not to misappropriate insider information. Thus, the key aspects of insider trading are: (a) materiality, (b) non-public information, (c) knowing or reckless action and (d) breach of fiduciary duty or misappropriation.

2.6	Sanctions and Liabilities

2.6.1	Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Genesis. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual to engage in insider dealing.

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Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

2.6.2	Controlling Persons

The Act increases the liability of “controlling persons” - defined to include both an employer and any person with the power to influence or control the activities of another. For purposes of the Act, any individual or firm that is a director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another’s actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but “reckless” is discussed in the legislative history as a “heedless indifference as to whether circumstances suggesting employee violations actually exist.”

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

2.7	Procedures to be followed when receiving inside information

General

Whenever a Supervised Person receives what he or she believes may be material, non-public information, he or she:

•

should not trade on his or her own behalf or on behalf of a client, private proprietary accounts or other accounts in the securities to which the information relates, tip the information to others or recommend purchase or sale of securities while that information remains non-public.

•	should promptly contact the CO and refrain from disclosing the information to anyone else, unless specifically advised to do so by the CO.

If any person believes that they are in receipt of inside information or are compromised by virtue of a close relative being an “insider” this should be reported to the CO and dependent on their assessment, the security will be considered a Restricted Security.

Supervised Persons are embraced by restrictive requirements in circumstances where close relatives (typically spouses) and other connected persons e.g. related directors and employees themselves become “insiders”.

In such circumstances, the Supervised Person must immediately notify the CCO or GC confidentially in writing (e-mail should not be used for this purpose) and confirm the period during which the close relative remains an “insider”.

During such period, the affected security will be considered a Restricted Security and the situation monitored closely. On no account should the affected security or fact that it has been reported be discussed with anyone other than the Genesis CO.

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The treatment as a Restricted Security operates to ensure that persons within the Genesis do not act or appear to act on inside information held by themselves or others connected to them by kinship or employment.

The primary interest is to avoid potential conflicts of interest and avoid potential embarrassment or censure of the individual and the Firm.

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3.	Gifts and Entertainment

Genesis generally prohibits employees from receiving gifts, gratuities and other inducements from any person or entity that does business with Genesis or from any entity which is a potential client investment. As set forth below, Genesis has adopted specific policies, restrictions and procedures to be observed by employees with respect to business-related gifts and related matters

3.1	Giving of Gifts and Hospitality

3.1.1	General

It is absolutely forbidden for Supervised Persons to provide any gift or inducement to any party which conflicts with their duty to Clients.

3.1.2	Giving of Gifts

It is not Genesis’s policy to provide gifts of any sort.

If it is a member of staff’s wish to give a gift it must be cleared with the CCO or Managing Partner beforehand.

3.1.3	Provision of Hospitality

Hospitality may only be provided in the presence of at least one member of Genesis and preferably when more than one is present. All hospitality that is provided should be reasonable given the circumstances.

If a member of staff considers that the hospitality could be regarded by an independent observer as being excessive, they should clear the item with a member of the CO before the hospitality is provided.

3.1.4	Gifts and Hospitality involving public officials

Please be advised that additional prohibitions and restrictions apply with respect to gifts and/or entertainment extended to certain US public and foreign officials. US public officials include any officer or employee of a state or municipal pension plan. Foreign officials include any officer or employee of a non-U.S. government, political party or any instrumentality of such government, or any person acting in an official capacity for or on behalf of the non-U.S. government or its instrumentality. Furthermore, officers and employees of foreign state-owned companies may also be considered foreign officials. Even if a company is not wholly owned by the state, it may be considered an “instrumentality” of a government if the government exercises substantial control over such company. Given the complexities of these regulations, the CCO or GC must be consulted prior to the provision of any such gift and/or entertainment to such individuals.

3.1.5	Requests for Charitable or Political Contributions from Clients

Where at all possible, requests for Charitable Contributions from Clients should be politely declined. However, where Supervised Persons feel that it is impossible to do this without causing offence, the payment must be cleared with the CCO before payment.

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All requests for political or campaign contributions from Clients or potential clients shall be declined and referred promptly to the CCO or GC.

3.2	Accepting Gifts or Hospitality

3.2.1	General

It is absolutely forbidden for Supervised Persons to receive any gift or inducement from any party which conflicts to their duty to Clients.

3.2.2	Accepting Gifts

Access Persons

Gifts should only be accepted from Clients or service providers where they are reasonable and are in keeping with the nature of the relationship. Cash or its equivalent should always be declined. Where it is impossible to refuse a gift that is clearly inappropriate, the recipient should notify the CCO. The gift will either be retained for Genesis use or distributed amongst all members of staff.

All gifts with a monetary value of more than £25 should be reported to the CO.

Supervised Persons

Supervised Persons who are not also Access Persons (i.e. non-executive members of the Guernsey Operating Committee) shall report on a quarterly basis to the Guernsey Compliance Officer all gifts with a monetary value of more than £25.

3.2.3	Receiving Hospitality

Access Persons

A modest level of entertaining is part of commercial life and inevitably Genesis’s suppliers will offer hospitality to Access Persons. Hospitality is subject to the general rule of appropriateness. Access Persons are forbidden from accepting hospitality when members of the providing supplier are not present. Therefore if a supplier provides tickets to an event but does not propose to attend himself, the tickets supplied should be treated as a gift rather than hospitality and subject to those rules. Similarly, travel to and from hospitality should not be accepted unless it is clearly part of the event, is provided to all attendees and is in the company of the provider.

Examples of hospitality that may be considered non-permissible include hospitality received from brokers to whom Genesis sends brokerage business including, but not limited to:

•	Transportation expenditures, such as airfare, rental car costs or taxi fares, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

•	Tickets to major sporting events, where the face value of the tickets exceeds the de minimis value, as determined by the CO (e.g., World Cup tickets, Wimbledon final round tickets, etc.).

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Any hospitality with an open market value of more than £100 should be reported to the CO.

Supervised Persons

Supervised Persons who are not also Access Persons (ie. non-executive members of the Guernsey Operating Committee) shall report on a quarterly basis to the Guernsey Compliance Officer all hospitality with an open market value of more than £100.

Due to the potential repercussions to Genesis, non compliance with this section may be regarded as a serious disciplinary offence.

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4.	Outside Activities

Due to the potential for conflicts of interest and insider trading issues all Supervised Persons are discouraged from engaging in outside activities or investment activities that may interfere with their Genesis duties.

4.1	On a Publicly Traded Company

No Supervised Person shall serve on the board of directors of publicly traded companies without prior authorisation of the CCO. If such an authorisation is provided, the CCO will determine how to isolate the Supervised Person serving as a director from participating in investment decision with respect to the pertinent company on a case by case basis.

4.2	Other Activities

Access Persons must seek the approval of the CCO prior to acceptance of any outside business affiliations including directorships of private companies, consulting engagements, public/charitable positions, fiduciary appointments or executorship, trusteeship or power of attorney (other than with respect to a family member) appointment to a creditor committee. If such approval is provided, the CCO will determine how to manage any conflict or perceived conflict of interest. This may include requiring such individual to recuse himself from participating in a particular matter.

Supervised Persons who are not also Access Persons (i.e. non-executive members of the Guernsey Operating Committee) must disclose any new outside business affiliations to the CO on a quarterly basis. However if such outside business affiliations involves emerging markets, any Genesis client or material service provider to Genesis, such Supervised Person must seek approval of the CCO prior to accepting such appointment.

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Appendices

Appendix 1:	Personal Accounts

Appendix 2:	Personal Account Dealing Request Sell Form (for Restricted Securities held on 12th May 2010

Appendix 3:	Share Sell Form (GEMF share sales by staff)

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